Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tony Brausen	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1553	763-540-1212

Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612-455-1754

TENNANT COMPANY CEO JANET DOLAN ANNOUNCES PLANS TO RETIRE IN 2006

Annual meeting Webcast at 11:30 a.m. ET today;

Investor conference call Webcast at 3:30 p.m. ET today

MINNEAPOLIS, Minn., May 5, 2005—Tennant Company (NYSE: TNC) today announced that Janet Dolan, president and chief executive officer, intends to retire in 2006. A specific date has not yet been set in order to accommodate a smooth transition. A committee of the board of directors has commenced the search for a successor, which will include internal and external candidates.

“This is a good time for a leadership change,” said Dolan. “Tennant is well-positioned to deliver sustained and profitable growth.”

Dolan added:  “My decision to retire from Tennant within the next year reflects a personal desire to take on new challenges. I have worked closely with the board on our succession planning process to ensure a thoughtful, comprehensive approach. Once a new CEO is named, I will remain flexible and work with the board on a seamless transition to my successor.”

                In 2006, Dolan will mark her 20th year with Tennant, including seven years as CEO. Under Dolan’s leadership, Tennant has expanded into the commercial and outdoor markets, and launched breakthrough cleaning technologies such as FaST™ and ReadySpace™. The company ended 2004 with $507.8 million in revenues, posting double-digit revenue growth versus 2003. These results were due to the introduction of 20 new products in 2004, contributions from the Walter-Broadley acquisition and strengthening economies in most of Tennant’s geographic regions. Tennant also made significant progress in improving its asset utilization and reported a 20 percent rise in cash flow from operations in 2004. For the first quarter ended March 31, 2005, Tennant reported a 39 percent increase in diluted earnings per share over the prior-year quarter.

Dolan was named president and CEO of Tennant in 1999. She joined the company in 1986 as associate general counsel, advancing to vice president, secretary and general counsel in 1990, and to senior vice president and general counsel in 1995. Dolan was promoted to executive vice president in 1996, and subsequently assumed the role of president and chief operating officer in 1998. Before joining Tennant, Dolan spent 10 years as a trial lawyer.

Dolan continues to serve on the boards of Donaldson Company, Inc., The St. Paul Travelers Companies, Inc. and the United Way, Greater Twin Cities. She will continue her work as chair of the Minnesota Business Partnership and is a member of the NYSE Listed Company Advisory Committee.

                Additionally, Dolan was recently named and will maintain her role on the Securities and Exchange Commission’s (SEC) committee charged with examining the effects of SEC regulations on smaller public companies. Dolan is heading the related SEC subcommittee focused on internal controls (SOX 404).

Annual Meeting and Investor Conference Call Webcasts

Tennant will Webcast its annual meeting today at 10:30 a.m. Central Time (11:30 a.m. ET). In addition, the company will host an investor conference call today to discuss its CEO transition process at 2:30 p.m. Central Time (3:30 p.m. ET). These investor forums will be Webcast on the investor portion of Tennant’s Web site. To listen to the annual meeting or investor conference call live on the Web, go to http://www.tennantco.com at least 15 minutes before the scheduled start time and, if necessary, download and install audio software. Taped replays of the annual meeting and conference call will be available at http://www.tennantco.com for about two weeks after the call.

Company Profile

Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and coatings for protecting, repairing and upgrading concrete floors. Tennant’s global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn., Holland, Mich., Uden, The Netherlands and Northampton, United Kingdom and sells products directly in 15 countries and through distributors in more than 50 countries. For more information, visit http://www.tennantco.com.

This news release contains statements that are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events.  Any such expectations or forecasts of future events are subject to a variety of factors.  These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve.  Particular risks and uncertainties presently facing us include:  the potential for soft markets in certain regions, including North America, Asia, Latin America and Europe; geo-political and economic uncertainty throughout the world; changes in laws and regulations, including changes in accounting standards and taxation changes, such as the effects of the American Jobs Creation Act of 2004; inflationary pressures; the potential for increased competition in our business; the relative strength of the U.S. dollar, which affects the cost of our products sold internationally; fluctuations in the cost or availability of raw materials; the success and timing of new products; our ability to achieve projections of future financial and operating results; successful integration of acquisitions; the ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; unforeseen product quality problems; the effects of litigation, including threatened or pending litigation; and our plans for growth.  We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  For additional information about factors that could materially affect Tennant’s results, please see the company’s Securities and Exchange Commission filings.

                We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time.  It is not possible to anticipate or foresee all risk factors, and investors should not consider that any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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